Exhibit 99.1

Contact: Topher Malarkey (206) 373-9047

Onvia Reports Management Changes

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – September 14, 2004. Seattle-based Onvia announced today the resignation of Clayton Lewis from the position of President and Chief Operating Officer effective September 17, 2004 to accept the position of Chief Operating Officer of HouseValues, Inc. Mr. Lewis, who joined Onvia in March of 1999, has served as President and COO since December 2001.

Mike Pickett, Onvia’s Board Chair and Chief Executive Officer, will assume the responsibilities of President. “We want to thank Clayton for his outstanding contributions to Onvia over the past five years. Clayton’s work was instrumental in establishing Onvia as a leader in providing businesses access to government and private sector opportunities,” stated Pickett. “We wish Clayton well in his new business venture and, while we will miss his contribution as an employee, we look forward to his continuing contribution to our success as a shareholder.”

About Onvia

Onvia, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the $600 billion federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 400 government agencies nationwide. For more information, contact Onvia, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, or visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and involve risks and uncertainties. Onvia’s actual results could differ materially from those described in the forward-looking statements.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003, Onvia’s Quarterly Report on Form 10-Q for the second quarter of 2004, and Onvia’s Proxy Statement filed with the SEC on May 13, 2004.